Exhibit 99.1

             Versata Reports Second Quarter 2005 Financial Results


    OAKLAND, Calif.--(BUSINESS WIRE)--June 14, 2005--Versata, Inc. (Nasdaq:VATA), a leading independent provider of rapid application development platforms to automate and manage complex, data-intensive business systems, today reported its financial results for the second quarter ended April 30, 2005.
    Total revenue for the first quarter was $2.5 million, a 9 percent increase from last quarter but down substantially from the same period a year ago. Software license revenue increased 52 percent sequentially, to $237,000, but was down year-over-year. Versata's decline in revenue was attributed to several factors, including extending the Versata 6(TM) beta test, longer than expected purchasing cycles in the customer pipeline, and the company's CEO search.
    On the bottom line, Versata booked a quarterly GAAP net loss of $2 million, or $0.25 per share. This compares with $1.9 million, or $0.23 per share, last quarter and $880,000, or $0.11, for the same period last year. The company used $2.5 million of its cash to fund operations during the second quarter, compared to $1.3 million last quarter. Versata ended the quarter with slightly more than $6 million in cash and short-term investments. The company recognizes it cannot continue to burn cash at this rate and is currently exploring several options to boost working capital.
    "We take no comfort in our license revenue this quarter or last," said Will Frederick, CFO and interim CEO and president of Versata. "While we did well in other areas of the business, it was not enough to offset the shortfall in license revenue. And our lackluster sales of new licenses had a direct impact on total revenue and cash flow. These issues aside, we believe we are still taking the proper steps to improve Versata's financial performance and our long-term view of Versata's prospects has not changed."

    Regaining Momentum in the Third Quarter

    Versata is off to a much better start in the third quarter. Newly signed customers include Sparda Bank of Hamburg eG, a leading German credit union, and HSB Engineering Insurance Ltd., a subsidiary of AIG and an international engineering insurance company. Goldman Sachs & Co., a global investment banking and securities firm, also recently became a customer and purchased the first license for the Versata BAM Dashboard(TM), introduced by Versata at the end of the fourth quarter.

    Gaining Traction

    The company also reported that customers have responded well to the newly introduced Versata 6 platform. For example, Equifax, in a recent joint Webinar with Gartner analyst Jim Sinur, gave a strong review of the product. And the State of Utah offered similar accolades for its Versata-powered system for paperlessly administering state unemployment benefits, which is scheduled to go live this fall. In the meantime, Versata is seeing demand for the application from other states and believes it could be a substantial revenue generator within the next 12 months.

    Quarterly Conference Call

    Versata will host its quarterly conference call, open to all interested parties, at 2:00 pm (PDT), 5:00 pm (EDT), today. The call will be available over the Internet at www.versata.com.

    About Versata

    Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification. Versata Global 2000 customers include Bank of America, B. T., CGI-AMS, Daimler/Chrysler, JPMorganChase & Co., Meridian Health Care Management, Merrill Lynch and Union Bank of California. For more information, please visit http://www.versata.com, or call +1 (800) 984-7638 and +1 (510) 628-1000 for international calls.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this press release include in particular, statements regarding: Versata's future expectations, beliefs, hopes, intentions or strategies; Versata's plans to control costs, reduce total cash burn, grow year-over-year revenue, focus on driving to positive cash flow; customer prospects and market opportunities; industry technology leadership in business-rules-driven application creation and management; and demand for Versata products. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to finalize delayed revenue pipeline opportunities; unforeseen technical difficulties with Versata 6; market acceptance of Versata products; the introduction of new products by competitors or the entry of new competitors into the markets for Versata's products; economic and political conditions in the United States and abroad; and other risks detailed in Versata's Annual Report filed on Form 10-K, registration statement, and periodic reports filed with the Securities and Exchange Commission, available at www.sec.gov. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to Versata as of the date hereof, and Versata does not assume any obligations to update such statements to reflect events or circumstances after the date of this document, or provide reasons if actual results differ materially from those projected in such statements.

    Versata, Versata 6, Versata BAM Dashboard, and the Versata logo are registered trademarks or trademarks of Versata, Inc. in the United States and other countries. All other brands and products are trademarks of their respective holder(s).


                            VERSATA, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NET LOSS
                (In thousands, except per share data)
                             (Unaudited)


                                 Three Months Ended  Six Months Ended
                                     April 30,           April 30,
                                -------------------- -----------------
                                     2005      2004     2005     2004
                                ---------- --------- -------- --------

Revenue:
  Software license                   $237    $1,294     $393   $2,517
  Maintenance and support           1,533     1,453    3,096    2,890
  Professional services               744       983    1,333    1,739
                                ---------- --------- -------- --------
    Total revenue                   2,514     3,730    4,822    7,146
                                ---------- --------- -------- --------

Cost of revenue:
  Software license                     21        51       41      117
  Maintenance and support             342       353      667      751
  Professional services             1,075       831    1,943    1,561
                                ---------- --------- -------- --------
    Total cost of revenue           1,438     1,235    2,651    2,429
                                ---------- --------- -------- --------

Gross profit                        1,076     2,495    2,171    4,717
                                ---------- --------- -------- --------

Operating expense:
  Sales and marketing               1,271     1,413    2,524    2,913
  Product development               1,026       884    1,966    2,115
  General and administrative          808     1,105    1,592    2,179
  Stock-based compensation              -       100        -      223
  Restructuring and other               -       (99)       -      571
                                ---------- --------- -------- --------
    Total operating expense         3,105     3,403    6,082    8,001
                                ---------- --------- -------- --------

Loss from operations               (2,029)     (908)  (3,911)  (3,284)

Interest income, net                   35        35       73       57
Other non-operating income, net       (12)       (7)     (22)     (35)
                                ---------- --------- -------- --------
Net loss                          $(2,006)    $(880) $(3,860) $(3,262)
                                ========== ========= ======== ========

Basic and diluted net loss per
 share                             $(0.25)   $(0.11)  $(0.47)  $(0.41)
                                ========== ========= ======== ========

Weighted-average common shares
 outstanding                        8,180     8,082    8,179    7,995
                                ========== ========= ======== ========


                            VERSATA, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               April 30,   October 31,
                                                  2005        2004
                                              ------------ -----------
                                              (Unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents                        $5,235      $5,202
  Short-term investments                              770       4,640
  Accounts receivable, net                            673       1,986
  Prepaid expenses and other current assets           723         495
                                              ------------ -----------
    Total current assets                           $7,401     $12,323

Property and equipment, net                           845         772
Other assets                                          112         112
                                              ------------ -----------
    Total assets                                   $8,358     $13,207
                                              ============ ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $1,142      $1,188
  Accrued liabilities                               1,441       1,653
  Current portion of accrued restructuring and
   other                                               99         757
  Current portion of capital lease obligations         85          65
  Current portion of deferred revenue               2,915       3,553
                                              ------------ -----------
    Total current liabilities                       5,682       7,216

Deferred revenue, less current portion                473         588
Other long-term liabilities                           260         150
                                              ------------ -----------
    Total liabilities                               6,415       7,954
                                              ------------ -----------

Stockholders' equity:
  Preferred stock                                       -           -
  Common stock                                         45          45
  Additional paid-in capital                      217,547     216,903
  Accumulated other comprehensive loss               (871)       (777)
  Accumulated deficit                            (214,778)   (210,918)
                                              ------------ -----------
    Total stockholders' equity                      1,943       5,253
                                              ------------ -----------
    Total liabilities and stockholders' equity     $8,358     $13,207
                                              ============ ===========


    CONTACT: Versata, Inc.
             Cilla DeVries, 510-628-1298